[FIRST BANK SYSTEM, RICHARD A. ZONA, VICE CHAIRMAN
                   AND CHIEF FINANCIAL OFFICER, LETTERHEAD]

          January 22, 1996

          BY FACSIMILE AND FEDERAL EXPRESS

          Mr. William E.B. Siart
          Chairman and Chief Executive Officer
          First Interstate Bancorp
          633 West Fifth Street, TC 2-10
          Los Angeles, California  90071

          Dear Mr. Siart:

          Further to our telephone conversation yesterday and this morning's announcement that First Interstate Bancorp had commenced discussions with Wells Fargo & Company with respect to a possible merger between First Interstate and Wells Fargo, I am writing to advise you that First Interstate is in material breach of its continuing obligations under the Merger Agreement between First Interstate and First Bank System, Inc.

          Sections 6.1 and 6.4 of the Merger Agreement require First Interstate to use its reasonable best efforts to obtain regulatory and shareholder approvals of our merger, and to take all actions necessary, proper or advisable to consummate and make effective, as soon as practicable, the transactions contemplated by the Merger Agreement. In our view, the failure of First Interstate to release as scheduled the results of the Gallup survey of customer preferences showing significant dissatisfaction with a prospective Wells Fargo/First Interstate combination, and the cancellation by First Interstate's counsel of the previously scheduled deposition of Mr. Zuendt without consultation with us are each examples of acts in direct contravention of the foregoing obligations. While the Merger Agreement permits First Interstate to engage in discussions and negotiations with Wells Fargo to the extent required by the fiduciary duties of First Interstate's Board of Directors, this freedom in no way diminishes First Interstate's obligations under the Merger Agreement.

          We further believe that First Interstate's announcement today may constitute an implicit withdrawal of its Board's recommendation of our merger.

                                             Very truly yours,

                                             /s/ Richard A. Zona
                                             Richard A. Zona

          cc:  William J. Bogaard, Esq.
               First Interstate Bancorp


               Fred B. White, III, Esq.
               Skadden, Arps, Slate, Meagher & Flom